Exhibit 4.9

FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

     THIS FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT, dated as of September 10, 2003 (this “Amendment”), is made by and among (i) IMPSAT FIBER NETWORKS, INC., a Delaware corporation (the “Company”); (ii) IMPSAT, S.A., a corporation (sociedad anonima) organized pursuant to the laws of the Republic of Argentina (“IMPSAT Argentina”) and (iii) the Holders identified on the signature pages hereto.

RECITALS:

     WHEREAS, the Company and the Holders, including Nortel Networks Limited, a corporation organized pursuant to the laws of the Province of Ontario, Canada (“Nortel”), entered into a Registration Rights Agreement dated as of March 25, 2003 (the “Registration Rights Agreement”), pursuant to which the Holders were granted specified registration rights (the “Registration Rights”) with respect to certain securities issued or issuable to them by the Company, as more particularly described in the Registration Rights Agreement;

     WHEREAS, the Company and Nortel have entered into an Exchange Agreement dated as of May 23, 2003, pursuant to which the Company has issued to Nortel $1,689,000 principal amount of Notes (the “Nortel Additional Notes”) and 101,934 Warrants (the “Nortel Additional Warrants” and, with the Nortel Additional Notes, the “Nortel Additional Securities”);

     WHEREAS, the Company has agreed to enter into this Amendment to extend the Registration Rights to the Nortel Additional Securities;

     WHEREAS, the Holders identified on the signature page hereto hold all the Registrable Securities and, therefore, such Holders, the Company and IMPSAT Argentina have the power to amend the Registration Rights Agreement pursuant to Section 6(b) thereof; and

     WHEREAS, terms used but not otherwise defined herein shall have the respective meanings set forth in the Registration Rights Agreement.

     NOW THEREFORE, in consideration of the mutual promises, representations, warranties and conditions contained herein, the parties hereto agree as follows:

     1. Amendment of Registration Rights Agreement.

         (a) The defined term “Registrable Securities” set forth in Section 1 of the Registration Rights Agreement is hereby amended and replaced in full with the following:

“Registrable Securities” shall mean (i) the Securities issued under the Plan and the Nortel Additional Securities, (ii) the shares of Common Stock issued or issuable upon conversion of the Notes issued under the Plan and upon the conversion of the Nortel Additional Notes (the “Conversion Shares”), (iii) any Purchased Shares included in a Shelf Registration Statement by a post-effective amendment pursuant to Rule 462(b) under the 1933 Act in accordance with Section 2(a), (iv) the shares of Common Stock issued or issuable upon exercise of the Warrants issued under the Plan and upon the exercise of the Nortel Additional Warrants (the “Warrant Shares”), (v) any shares of capital stock issued or issuable with respect to any Securities, Conversion Shares or Warrant Shares referenced in the immediately preceding clauses (i) through (iv) as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise, without regard to any limitations on conversions of the Notes or the exercise of the Warrants, and (vi) any shares of capital stock of any entity issued in respect of the capital stock referenced in the immediately preceding clauses (i) through (v) as a result of a merger, consolidation, sale of assets, sale or exchange of capital stock or other similar transaction; provided, however, that any securities described in the preceding clauses (i) through (vi) shall not be Registrable Securities (A) when a Registration Statement with respect to such securities shall have been declared effective under the 1933 Act and such securities shall have been disposed of pursuant to such Registration Statement, (B) when such securities have been sold in accordance with Rule 144 (or any successor provision) promulgated under the 1933 Act, (C) the Company has delivered a new certificate or other evidence of ownership for such securities not bearing a legend restricting further transfer and such securities may be resold under Rule 144(k) under the 1933 Act, or (D) when such securities shall have ceased to be outstanding.

         (b) The Schedule of Holders attached as Exhibit A to the Registration Rights Agreement is hereby amended and replaced in full by Exhibit A to this Amendment.

     2. Full Force and Effect. Except as modified hereby, the Registration Rights Agreement shall remain in full force and effect. The term “Agreement” used in the Registration Rights Agreement shall for all purposes therein refer to the Registration Rights Agreement as amended by this Amendment.

     3. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof.

[signature pages follow]

SIGNATURES TO FIRST AMENDMENT TO
REGISTRATION RIGHTS AGREEMENT

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

IMPSAT FIBER NETWORKS, INC.

By: ____________________________ Name: Héctor Alonso Title: Executive Vice President and Chief Financial Officer

By: _____________________________ Name: Guillermo V. Pardo Title: Senior Vice President, Corporate Finance and Treasury, and Secretary

IMPSAT S.A.

By: ____________________________ Name: Title:

By: ____________________________ Name: Title:

SIGNATURES TO FIRST AMENDMENT TO
REGISTRATION RIGHTS AGREEMENT

(Continued)

Confirmed and accepted as of the date first above written:

MORGAN STANLEY & CO. INCORPORATED

By: __________________________
Name:
Title:

NORTEL NETWORKS LIMITED

By: __________________________
Name:
Title:

WRH PARTNERS GLOBAL SECURITIES, L.P.

By:		WRH Partners Global Securities, Inc., its General Partner

	By:	______________________________
Name:
Title:

W.R. HUFF ASSET MANAGEMENT CO., L.L.C.

By: __________________________
Name:
Title:

Exhibit A

SCHEDULE OF HOLDERS

     Date of this Schedule of Holders: September 10, 2003

Holder	Securities Held

Morgan Stanley & Co. Incorporated	2,884,659 shares of Common Stock

Nortel Networks Limited	$17,627,000 Series B 6% Senior
Guaranteed Convertible Notes due 2011
Warrants exercisable for up to
2,769,909 shares of Common Stock

WRH Partners Global Securities, L.P.	Series A 6% Senior Guaranteed
Convertible Notes due 2011 in the
aggregate principal amount received pursuant to the Plan
W.R. Huff Asset Management Co., L.L.C.